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EXHIBIT 99.9

Opinion and Consent of Legal Officer of PM Group Life


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                        [LOGO OF PM GROUP APPEARS HERE]

                                                             David R. Carmichael
                                                           Senior Vice President
                                                                 General Counsel
                                                                  Law Department
                                                        (949) 640-3326 Telephone
                                                        (949) 640-3706 Facsimile
                                                     dcarmichael@pacificlife.com

January 21, 1999

PM Group Life Insurance Company
700 Newport Center Drive
Newport Beach, California 92660

Dear Sirs:

In my capacity as Senior Vice President and General Counsel of PM Group Life Insurance Company ("PM Group"), I, or attorneys employed by PM Group under my general supervision, have supervised the establishment of Separate Account A of PM Group Life Insurance Company on September 24, 1998, which has been authorized by resolution of the Board of Directors of PM Group adopted on July 1, 1998, concerning Separate Account A as the separate account for assets applicable to Pacific Portfolios Individual Flexible Premium Deferred Variable Annuity Contracts ("Contracts"), pursuant to the provisions of A.R.S. Section(s) 20-2633, 20-651, 20-515 and 20-536.01 of the Insurance Code of the State of Arizona. Moreover, I have been associated with the preparation of the Registration Statement on Form N-4 ("Registration Statement"), filed by PM Group and Separate Account A (File No. pending) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of interests in the Separate Account A funding the Contracts.

I have made such examination of the law and examined such corporate records and such other documents as in my judgment are necessary and appropriate to enable me to render the following opinion that:

     1. PM Group has been duly organized under the laws of the State of Arizona and is a validly existing corporation.

     2. Separate Account A is duly created and validly existing as a separate account pursuant to the aforesaid provisions of Arizona law.

     3. The portion of the assets to be held in Separate Account A equal to the reserves and other liabilities under the Contracts and any other contracts issued by PM Group that are supported by Separate Account A is not chargeable with liabilities arising out of any other business PM Group may conduct.

     4. The Contracts have been duly authorized by PM Group and, when issued as contemplated by the Registration Statement, will constitute legal, validly issued and binding obligations of PM Group, except as limited by bankruptcy or insolvency laws affecting the rights of creditors generally.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ DAVID R. CARMICHAEL

David R. Carmichael
Senior Vice President and
General Counsel

DRC/evm
                        PM Group Life Insurance Company
           17360 Brookhurst Street, Fountain Valley, California 92708
              P.O. Box 2890, Newport Beach, California 92658-9010